EXHIBIT 10.32

BARE ESCENTUALS BEAUTY, INC.

FOURTH AMENDMENT TO TERM LOAN AGREEMENT

This FOURTH AMENDMENT TO TERM LOAN AGREEMENT (this “Amendment”) is dated as of June 7, 2006 and entered into by and among BARE ESCENTUALS, INC., a Delaware corporation, formerly known as STB Beauty, Inc. (“Holdings”), BARE ESCENTUALS BEAUTY, INC., a Delaware corporation, formerly known as MD Beauty, Inc. (the “Company”), THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF (each individually referred to herein as a “Lender” and collectively as “Lenders”), and BNP PARIBAS (“BNP Paribas”), as administrative agent for Lenders (in such capacity, “Administrative Agent”), and solely for purposes of Section 3 hereof, the Credit Support Parties (as defined in Section 3 hereof).  Reference is made to that certain Term Loan Agreement dated as of February 18, 2005, as amended by the First Amendment to Term Loan Agreement dated as of July 21, 2005, the Second Amendment to Term Loan Agreement dated as of October 7, 2005, and the Third Amendment to Term Loan Agreement dated as of March 17, 2006, in each case by and among Holdings, Company, the Lenders referenced therein and BNP Paribas, as Administrative Agent (the “Credit Agreement”). Capitalized terms used herein without definition shall have the same meanings as set forth in the Credit Agreement, as amended hereby.

RECITALS

WHEREAS, Company and Lenders desire to amend the Credit Agreement to:

(i)            permit Company to incur additional Term Loans under the Credit Agreement (“2006 Additional Terms Loans”), in the aggregate principal amount of up to $88,000,000, the proceeds of which will be used to make a dividend to the shareholders of Holdings;

(ii)           permit Company to incur additional First Lien Term Loans in the aggregate principal amount which when added to the First Lien Term Loans held by Consenting Lenders (as defined in the First Lien Fourth Amendment), equals $359,250,000, the proceeds of which will be used to prepay First Lien Term Loans which are held by Non-Consenting Lenders (as defined in the First Lien Fourth Amendment), to make a dividend to the shareholders of Holdings and to pay certain transaction costs and expenses;

(iii)          permit Holdings to issue subordinated notes in the aggregate principal amount of up to $125,000,000, the proceeds of which will be used to make a dividend to the shareholders of Holdings and to pay certain transaction costs and expenses (it being understood that the notes issued by Holdings concurrently with the execution of the original Credit Agreement have since been prepaid in full as permitted by the First Amendment to the Credit Agreement); and

(iv)          make certain other modifications as set forth below.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1.                                                    AMENDMENTS TO CREDIT AGREEMENT

1.1                               Amendments to Subsection 1.1:  Certain Defined Terms.

A.                                    Subsection 1.1 of the Credit Agreement is hereby amended by deleting the definition of “Maximum Consolidated Capital Expenditures Amount” therefrom.

B.                                    Subsection 1.1 of the Credit Agreement is hereby further amended by adding thereto the following definitions, which shall be inserted in proper alphabetical order:

“2006 Additional Term Loan Commitment” means the commitment of a Lender to make or maintain 2006 Additional Term Loans pursuant to the fourth sentence of subsection 2.1A and “2006 Additional Term Loan Commitments” means such commitments of all Lenders in the aggregate.

“2006 Additional Term Loans” means the Term Loans made by certain Lenders to Company on or about the Fourth Amendment Effective Date pursuant to the fourth sentence of subsection 2.1A.

“First Lien Fourth Amendment” means the Fourth Amendment to Credit Agreement dated as of June 7, 2006 by and among Holdings, Company, the financial institutions party thereto, and BNP Paribas, as administrative agent for lenders thereunder.

“Fourth Amendment” means that certain Fourth Amendment to this Agreement dated as of June 7, 2006.

“Fourth Amendment Effective Date” means the date the conditions to the effectiveness of the Fourth Amendment, set forth in Section 4 thereof, are satisfied.

“Fourth Amendment Dividend Payment” means, collectively, (a) the application by the Company of (i) the proceeds of the additional Term Loans contemplated by the Fourth Amendment and a portion of the additional First Lien Term Loans contemplated by the First Lien Fourth Amendment and (ii) certain other funds, in each case towards a dividend by the Company to Holdings and (b) the application by Holdings of the proceeds of the dividends described in clause (a) and the proceeds of the Holdings Notes towards a dividend to its shareholders, such dividends to be made on or about the Fourth Amendment Effective Date in an aggregate amount not to exceed $341,000,000.

“IPO” means the consummation of an initial public offering of any of Holdings’ equity Securities.

C.            Subsection 1.1 of the Credit Agreement is hereby further amended by deleting the definitions of the terms set forth in quotation marks below and substituting therefor the following definitions:

“Change in Control” means any of the following:  (a) at any time prior to an IPO, Permitted Holders shall cease to beneficially own and control, directly or indirectly, at least a majority of the issued and outstanding shares of Capital Stock of Company entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Governing Body of Company; (b) at any time after an IPO, (I) Permitted Holders shall cease to beneficially own and control, directly or indirectly, at least 30% of the capital stock of Company, or (II) any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), excluding Permitted Holders, shall become the beneficial owner, directly or indirectly, of a greater percentage of the then outstanding voting stock of the Company than that held by Permitted Holders; (c) during any period of twelve (12) consecutive months, the Governing Body of the Company shall not consist of a majority of the Continuing Members; (d) the failure at any time of Holdings to legally and beneficially own and control 100% of the issued and outstanding shares of Capital Stock of Company or the failure at any time of Holdings to have the ability to elect all of the Governing Body of Company; or (e) the occurrence of any “Change in Control” or similar event under the First Lien Loan Documents or the Holdings Note Documents.  As used herein, the term “beneficially own” or “beneficial ownership” shall have the meaning set forth in the Exchange Act and the rules and regulations promulgated thereunder.

“Consolidated EBITDA” means, for any period, the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) taxes paid or provisions for taxes based on income, (iv) total depreciation expense, (v) total amortization expense, (vi) other non-cash items (including, without limitation, non-cash effect of any purchase accounting, write-down of intangibles and marking hedges to market), (vii) non-cash employee compensation expenses, (viii) the CEO Payment Amount, (ix) Management Fees during such period, (x) any charges associated with the one-time write offs related to the Emeryville Lease and the Corporate Office Lease, provided that the aggregate amount of such charges included in this clause (x) shall not exceed $2,000,000, (xi) Transaction Costs and any other non-recurring or extraordinary Cash costs incurred in such period, provided that the aggregate amount of such other non-recurring or extraordinary Cash costs included in this clause (xi) shall not exceed $3,000,000 in any one Fiscal Year or $9,000,000 in the aggregate from and after the Closing Date, and (xii) reasonable and customary expenses incurred in such period and associated with an IPO; provided that the aggregate amount of such expenses  included in this clause (xii) shall not exceed $2,500,000, but only, in the case of clauses (ii)-(xii), to the extent deducted in the calculation of Consolidated Net Income, less other non-cash items added in the calculation of Consolidated Net Income (other than any such non-cash item to the extent it will result in the receipt of cash payments in any future period), all of the foregoing as determined on a consolidated basis for Company and its Subsidiaries in conformity with GAAP.  Notwithstanding anything contained herein to the contrary, the creation and reversal of reserves in the ordinary course of business shall not constitute non-cash items for purposes of calculating Consolidated EBITDA.

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) equal to (i) the sum, without duplication, of the amounts for such period of (a) Consolidated EBITDA (but determined by adding back thereto, but without duplication, any amounts deducted in the calculation of Consolidated Net Income for such period that were paid, incurred or accrued in violation of any of the provisions of this Agreement) and (b) the Consolidated Working Capital Adjustment minus (ii) the sum, without duplication, of the amounts for such period of (a) voluntary and scheduled repayments of Consolidated Total Debt (excluding repayments of First Lien Revolving Loans or First Lien Swing Line Loans except to the extent the First Lien Revolving Loan Commitment Amount is permanently reduced in connection with such repayments, and repayments of Indebtedness that is not incurred in compliance with subsection 7.1), (b) Consolidated Capital Expenditures (net of any proceeds of any related financings with respect to such expenditures), (c) Consolidated Cash Interest Expense in respect of Indebtedness incurred in compliance with subsection 7.1, (d) current taxes based on income of Company and its Subsidiaries paid in cash during such period, (e) Management Fees paid in cash during such period to the extent permitted pursuant to subsection 7.5, (f) any cash consideration paid during such period by Company or any of its Subsidiaries in connection with any Permitted Acquisition (net of any amount of Indebtedness incurred or assumed or proceeds of any equity received, in connection therewith), and (g) Transaction Costs, expenses associated with an IPO, and any other non-recurring or extraordinary Cash costs, in each case incurred in such period and added to Consolidated Net Income in the calculation of Consolidated EBITDA for such period; provided that for Fiscal Year 2006, all components of Consolidated Excess Cash Flow shall be calculated for the period from the Fourth Amendment Effective Date to January 1, 2007.

“First Lien Credit Agreement” means the Credit Agreement dated as of February 18, 2005, by and among Holdings, Company, the financial institutions party thereto and BNP Paribas, as administrative agent, as amended by the First Amendment to Credit Agreement dated as of July 21, 2005, the First Lien Second Amendment, the Third Amendment to Credit Agreement dated as of March 16, 2006, the First Lien Fourth Amendment, and any replacement agreement or facility existing at any time and permitted pursuant to the terms hereof; provided that the lenders party to such replacement agreement or facility expressly agree to be bound by the Intercreditor Agreement or enter into an intercreditor agreement in form and substance satisfactory to Administrative Agent and the Requisite Lenders.

“Holdings Note Purchase Agreement” means that certain Note Purchase Agreement dated as of June 7, 2006 by and between Holdings,  York Street Mezzanine Partners, L.P., York Street Mezzanine Partners II, L.P. and certain other note purchasers party thereto, pursuant to which the Holdings Notes are issued on June 7, 2006.

“Holdings Note Documents” means the Holdings Note Purchase Agreement, Holdings Subordination Agreement, Holdings Notes, the management fee subordination agreement dated as of June 7, 2006 by and among Berkshire Partners LLC, York Street Mezzanine Partners, L.P., York Street Mezzanine Partners II, L.P. and certain other note purchasers party thereto, the subordination letter dated as of June 7, 2006 by and among JH Partners LLC and York Street Mezzanine Partners, L.P., York Street Mezzanine Partners II, L.P. and certain other note purchasers party thereto, and the Subordination Agreement dated as of June 7, 2006 by and among Holdings, York Street Mezzanine Partners, L.P., York Street Mezzanine Partners II, L.P., Berkshire Investors LLC, Berkshire Fund V Limited

Partnership, Berkshire Fund VI Limited Partnership and JH MDB Investors, L.P. and certain other note holders party thereto.

“Holdings Notes” means those certain 15.0% Senior Subordinated Notes due June 7, 2014 issued by Holdings pursuant to the Holdings Note Purchase Agreement.

“Holdings Subordination Agreement” means that certain Subordination Agreement dated as of the date hereof by and among Administrative Agent, BNP Paribas, as administrative agent under the First Lien Credit Agreement, Holdings, York Street Mezzanine Partners, L.P., York Street Mezzanine Partners II, L.P. and certain other note purchasers party thereto.

“Transaction Costs” means all fees, costs, expenses, premiums, termination payments and prepayment penalties incurred by any Loan Party (a) on, before or shortly after the Closing Date in connection with the transactions contemplated by the Loan Documents and the Related Agreements, including write-off of deferred financing costs and (b) on, before or shortly after the Fourth Amendment Effective Date in connection with the transactions contemplated by the Fourth Amendment, including write-off of deferred financing costs.

1.2                     Amendment to Subsection 2.1A: Commitments.

                           Subsection 2.1A(i) of the Credit Agreement is hereby amended by deleting such subsection in its entirety and substituting the following therefor:

“A.          Commitments.  Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, each Lender hereby severally agrees to make the Loans as described in this subsection 2.1A.  As of the Fourth Amendment Effective Date, each of the Original Term Loan Commitments and Additional Term Loan Commitments have been funded and used for the purposes identified in subsection 2.5A.  Each Lender that has a 2006 Additional Term Loan Commitment severally agrees to lend to Company on the Fourth Amendment Effective Date an amount equal to its 2006 Additional Term Loan Commitment to be used for purposes identified in subsection 2.5A.  The amount of each Lender’s 2006 Additional Term Loan Commitment shall be set forth in the Register and the aggregate amount of the 2006 Additional Term Loan Commitments is $88,000,000.  The aggregate amount of the Term Loans after the funding of the 2006 Additional Term Loan Commitments will be $234,000,000; provided that the Term Loan Exposure of each Lender shall be adjusted to give effect to any assignments of such Term Loan Commitments pursuant to subsection 10.1B.  Amounts borrowed under this subsection 2.1A and subsequently repaid or prepaid may not be reborrowed.”.

1.3        Amendments to Subsection 2.4A:  Scheduled Payments of Term Loans.

A.            Subsection 2.4A of the Credit Agreement is hereby amended by deleting the table contained therein in its entirety and substituting the following therefor:

Date	Scheduled Repayment
June 30, 2012	$58,500,000
September 30, 2012	$58,500,000
December 31, 2012	$58,500,000
Stated Maturity Date	$58,500,000
TOTAL:	$234,000,000

B.            Subsection 2.4B(i) of the Credit Agreement is hereby amended by deleting the proviso to the last sentence thereof, and substituting the following therefor:

“, except as expressly permitted by the terms of the First Lien Credit Agreement.”

C.            Subsection 2.4B(iii)(c) of the Credit Agreement is hereby amended by inserting the following at the end thereof:

“and (vi) Net Securities Proceeds which are applied to make a prepayment of Holdings Notes permitted by clause (v) of subsection 7.5)”.

1.4        Amendment to Subsection 2.5: Use of Proceeds.

             Subsection 2.5A of the Credit Agreement is hereby amended by inserting the following at the end thereof:

“The proceeds of 2006 Additional Term Loans, together with a portion of  the proceeds of  the additional First Lien Term Loans funded pursuant to the First Lien Fourth Amendment, shall be applied by Company (i) to make the Fourth Amendment Dividend Payment and (ii) to pay for fees and expenses incurred in connection with the Fourth Amendment and the First Lien Fourth Amendment.”.

1.5       Amendments to Subsection 6.1: Financial Statements and Other Reports.

A.                    Subsection 6.1(ii) of the Credit Agreement is hereby amended by inserting the following at end thereof:

“provided, however, that, with respect to any fiscal period ended 180 days or more after an IPO, so long as Company is required to file reports under Section 13 of the Exchange Act, the requirements of this paragraph shall be deemed satisfied (including the requirements to deliver monthly financial statements) by the delivery of the quarterly financials of Company on Form 10-Q for the relevant Fiscal Quarter, signed by the duly authorized officer or officers of Company”.

B.                    Subsection 6.1(iii) of the Credit Agreement is hereby amended by inserting the following at end thereof:

“provided, however, that, with respect to any fiscal period ended 180 days or more after an IPO, so long as Company is required to file reports under Section 13 of the Exchange Act, the requirements of this paragraph shall be deemed satisfied by the delivery of, the year-end financials of Company on Form 10-K for such Fiscal Year, signed by the duly authorized officer or officers of Company”.

C.                    Subsection 6.1(iv) of the Credit Agreement is hereby amended by deleting such subsection in its entirety and substituting the following therefor:

“(iv) Compliance Certificates:  together with each delivery of financial statements pursuant to subdivisions (ii) and (iii) above, an Officer’s Certificate of Company stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Holdings and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officer’s Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Company has taken, is taking and proposes to take with respect thereto;”

1.6        Amendment to Subsection 6.10: Interest Rate Protection.

                Subsection 6.10 of the Credit Agreement is hereby amended by deleting “September 30, 2006” and replacing same with “October 2, 2007” and by deleting “2.00:1.00” and replacing same with “3.00:1.00.”

1.7        Amendments to Subsection 7.1: Indebtedness.

A.            Subsection 7.1 of the Credit Agreement is hereby amended by deleting the first sentence before the semi-colon and substituting the following therefor:

“Each of Holdings and Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness; provided, however, that Company and/or any of its Subsidiaries may incur Indebtedness if the Applicable Consolidated Leverage Ratio is no more than, (x) for any Indebtedness incurred prior to June 7, 2007, 6.00:1.00 and (y) for any Indebtedness incurred on or after June 7, 2007, 5.75:1.00 (provided, however, that for this purpose only, the Applicable Consolidated Leverage Ratio will be calculated (A) to give pro forma effect to the proposed incurrence of Indebtedness and to any prepayment of indebtedness to be made from the net proceeds therefrom and (B) based on the Cash and Cash Equivalents in existence immediately prior to the incurrence of such Indebtedness) ; provided further that the incurrence of such Indebtedness is not prohibited by the Holdings Note Documents.  Notwithstanding anything to the contrary, this subsection 7.1 shall not prohibit the incurrence of the following Indebtedness:”

B.            Subsection 7.1(iii) of the Credit Agreement is hereby further amended by deleting “$15,000,000” and replacing same with “$30,000,000.”

C.            Subsection 7.1(vi) of the Credit Agreement is hereby further amended by deleting “$262,000,000” and replacing same with “$384,250,000.”

D.            Subsection 7.1(viii) of the Credit Agreement is hereby further amended by deleting “$15,000,000” and replacing same with “$22,500,000.”

1.8          Amendment to Subsection 7.2: Liens and Related Matters.

Subsection 7.2A(iii) of the Credit Agreement is hereby amended by deleting “$15,000,000” and replacing same with “$30,000,000.”

1.9          Amendments to Subsection 7.3:  Investments; Acquisitions.

A.            Subsection 7.3(iv) of the Credit Agreement is hereby amended by deleting the phrase “permitted by subsection 7.8” therefrom.

B.            Subsection 7.3(x) of the Credit Agreement is hereby amended by deleting “$20,000,000” and replacing same with “$40,000,000” and by deleting “$7,500,000” and replacing same with “$15,000,000.”

C.            Subsection 7.3(xii) of the Credit Agreement is hereby amended by deleting “$15,000,000” and replacing same with “$22,500,000.”

D.            Subsection 7.3(xiv) of the Credit Agreement is hereby amended by deleting “$2,000,000” and replacing same with “$4,000,000.”

1.10        Amendments to Subsection 7.4:  Contingent Obligations.

A.            Subsection 7.4(v) of the Credit Agreement is hereby amended by deleting “$1,500,000” and replacing same with “$3,000,000.”

B.            Subsection 7.4(viii) of the Credit Agreement is hereby amended by deleting “$4,000,000” and replacing same with “$8,000,000.”

C.            Subsection 7.4(ix) of the Credit Agreement is hereby amended by deleting “$12,000,000” and replacing same with “$15,000,000.”

1.11        Amendment to Subsection 7.5:  Restricted Junior Payments.

                Subsection 7.5 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“Neither Company nor Holdings shall, nor shall either permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; provided that (i) Company and Holdings may make the Fourth Amendment Dividend Payment, (ii) Company may make Restricted Junior

Payments to Holdings (a) in an aggregate amount not to exceed $300,000 in any Fiscal Year, to the extent necessary to permit Holdings to pay general administrative costs and expenses (other than Management Fees), and (b) to the extent necessary to permit Holdings to discharge the consolidated tax liabilities of Holdings and its Subsidiaries, in each case so long as Holdings applies the amount of any such Restricted Junior Payment for such purpose, (iii) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing or shall be caused thereby, Company may make Restricted Junior Payments to Holdings to the extent necessary to permit Holdings to repurchase Holdings Capital Stock (or any options rights to acquire such Capital Stock) from any former or current employee of Holdings or its Subsidiaries so long as the aggregate amount of all such repurchases shall not exceed $18,750,000 in the aggregate, and Holdings may repurchase such Capital Stock using the proceeds of such Restricted Junior Payments by Company or, if such Restricted Payments are not made by Company in sufficient amounts to effect such repurchase, Holdings may issue promissory notes in exchange for such Capital Stock and may subsequently redeem such promissory notes, (iv) so long as no Event of Default under any of subsection 8.1, 8.6 or 8.7 shall have occurred and be continuing, Company may pay Management Fees with respect to and as provided under the terms of the Management Agreements; (v) Company may prepay the Holdings Notes with Net Securities Proceeds from the issuance of any equity Securities of Holdings provided that the Applicable Consolidated Leverage Ratio is 4.50:1.00 or less (provided, however, that for this purpose only, the Applicable Consolidated Leverage Ratio will be calculated (A) to include the amount of the then-outstanding Holdings Notes in Consolidated Total Debt, and (B) to give pro forma effect to the prepayment of Indebtedness to made from such Net Securities Proceeds, including the proposed prepayment of Holdings Notes); and (vi) Company may make Restricted Junior Payments to Holdings to the extent necessary to permit Holdings to pay transaction fees set forth in Section 1.6 of the Holdings Note Purchase Agreement.”

1.12        Amendment to Subsection 7.6: Financial Covenants.

                Subsection 7.6 of the Credit Agreement is hereby deleted.

1.13        Amendment to Subsection 7.7: Restriction on Fundamental Changes; Asset Sales.

                Subsection 7.7(v) of the Credit Agreement is hereby amended by deleting “$1,000,000” and replacing same with “$2,000,000.”

1.14        Amendment to Subsection 7.8: Consolidated Capital Expenditures.

Subsection 7.8 of the Credit Agreement is hereby deleted.

1.15                        Amendment to Subsection 10.19: Confidentiality.

                Subsection 10.19 of the Credit Agreement is hereby amended by deleting clause (f) in its entirety and replacing the following therefor:

“(f) subject to an agreement containing provisions substantially the same as those of this subsection 10.19, to (i) any Eligible Assignee of or participant in, or any prospective

Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any pledgee referred to in subsection 10.01D, or  (iii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of Company”.

1.16        Amendment to Exhibit VII to the Credit Agreement: Compliance Certificate.

Exhibit VII “Compliance Certificate” to the Credit Agreement is hereby amended by deleting the last section thereof entitled “Covenants.”

SECTION 2.                                                    REPRESENTATIONS AND WARRANTIES

In order to induce Lenders and Administrative Agent to enter into this Amendment, Company and Holdings each represents and warrants to each Lender and Administrative Agent that the following statements are true, correct and complete:

(i)            each of Company and Holdings has all requisite corporate power and authority to enter into this Amendment and to carry out the transactions contemplated by, and perform its obligations under, the Credit Agreement as amended by this Amendment (the “Amended Agreement”);

(ii)           the execution and delivery of this Amendment and the performance of the Amended Agreement have been duly authorized by all necessary corporate action on the part of Company and Holdings;

(iii)          the execution and delivery by Company and Holdings of this Amendment and the performance by Company and Holdings of the Amended Agreement do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Holdings, Company or any of its Subsidiaries, the Certificate or Articles of Incorporation or Bylaws of Holdings, Company or any of its Subsidiaries or any order, judgment or decree of any court or other agency of government binding on Holdings, Company or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Holdings, Company or any of its Subsidiaries, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings, Company or any of its Subsidiaries (other than Liens created under any of the Loan Documents in favor of Administrative Agent on behalf of Lenders and other Liens permitted under the Amended Agreement), or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Holdings, Company or any of its Subsidiaries, except for with respect to the foregoing clauses (i) , (ii) and (iv)  above, such violations, conflicts, breaches, defaults or failures to obtain approvals or consents which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(iv)          the execution and delivery by Company of this Amendment and the performance by Holdings and Company of the Amended Agreement do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, except for registrations, consents, approvals, notices and other actions the failure to obtain or take have not and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(v)           this Amendment and the Amended Agreement have been duly executed and delivered by Company and Holdings and are the legally valid and binding obligations of Company and Holdings, enforceable against Company and Holdings in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(vi)          the representations and warranties contained in Section 5 of the Credit Agreement are and will be true, correct and complete in all material respects on and as of the date hereof and the Fourth Amendment Effective Date to the same extent as though made on and as of such dates, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date; and

(vii)         no event has occurred and is continuing or will result from the consummation of the transactions contemplated by this Amendment that would constitute an Event of Default or a Potential Event of Default.

SECTION 3.                 ACKNOWLEDGEMENT AND CONSENT

Each Subsidiary Guarantor (each individually a “Credit Support Party” and collectively, the “Credit Support Parties”) has read this Amendment and consents to the terms hereof and further hereby confirms and agrees that, notwithstanding the effectiveness of this Amendment, the obligations of such Credit Support Party under, and the Liens granted by such Credit Support Party as collateral security for the indebtedness, obligations and liabilities evidenced by the Credit Agreement and the other Loan Documents pursuant to, each of the Loan Documents to which such Credit Support Party is a party shall not be impaired and each of the Loan Documents to which such Credit Support Party is a party is, and shall continue to be, in full force and effect and is hereby confirmed and ratified in all respects.

Each of Holdings, Company and the Subsidiary Guarantors hereby acknowledges and agrees that the Secured Obligations under, and as defined in, the Security Agreement dated as of February 18, 2006, by and among Holdings, Company, the Subsidiary Guarantors and Administrative Agent (the “Security Agreement”) will include all Obligations under, and as defined in, the Credit Agreement (as amended hereby).

Each Subsidiary Guarantor acknowledges and agrees that (i) notwithstanding the conditions to effectiveness set forth in this Amendment, such Credit Support Party is not required by the terms of the Credit Agreement or any other Loan Document to consent to the amendments to the Credit Agreement effected pursuant to this Amendment and (ii) nothing in the Credit Agreement, this Amendment or any other Loan Document shall be deemed to require the consent of such Credit Support Party to any future amendments to the Credit Agreement.

SECTION 4.                                                    CONDITIONS TO EFFECTIVENESS

Except as set forth below, this Amendment shall become effective only upon the satisfaction of the following conditions precedent (the “Closing Conditions”):

A.            Corporate Documents.  On or before the Fourth Amendment Effective Date, Company shall and shall cause each other Credit Support Party to deliver to Lenders (or to Administrative Agent for Lenders with sufficient executed copies, where appropriate, for each Lender and its counsel), with respect to Company or such other Credit Party, as the case may be, a Secretary’s Certificate, in form and substance reasonably satisfactory to Administrative Agent and dated the Fourth Amendment Effective Date, certifying that (1) the Organizational Documents of Company, (2) the resolutions of the Board of Directors of Company and each other Credit Support Party and (3) the signature and incumbency certificate of Company and each other Credit Support Party, in each case, as delivered to Administrative Agent on the Closing Date, are in full force and effect and have not been amended or modified in any respect since the Closing Date.

B.            Opinion of Counsel.  Lenders and their respective counsel (or Administrative Agent on behalf of Lenders and their respective counsel) shall have received executed copies of one or more favorable written opinions of Latham & Watkins LLP, counsel for Loan Parties in form and substance reasonably satisfactory to Administrative Agent and its counsel and dated as of the Fourth Amendment Effective Date.

C.            Amendment of First Lien Credit Agreement.  Administrative Agent shall have received a written amendment of the First Lien Credit Agreement executed by Holdings, Company, Lenders under the First Lien Credit Agreement and BNP Paribas, as administrative agent, in form and substance satisfactory to Administrative Agent.

D.            Holdings Note Documents.  Administrative Agent shall have received a copy of each of the fully executed and final Holdings Note Documents, in form and substance satisfactory to Administrative Agent.

E.             Litigation.  No action, suit, investigation, litigation or proceeding by any entity (private or governmental) before any court, arbitration or governmental authority shall be pending or, to the knowledge of Holdings, Company or their respective Subsidiaries, threatened with respect to this Amendment, any other Loan Document, any other Related Agreement or any other documentation executed in connection herewith or with respect to the transactions contemplated hereby, or which could reasonably be expected to have a Material Adverse Effect.

F.             Certificate Regarding Financial Conditions.  On the Fourth Amendment Effective Date, Company shall have delivered to Administrative Agent an Officer’s Certificate executed by the chief financial officer of Company certifying that (i) the ratio of (A) Consolidated Total Debt immediately after giving effect to the transactions contemplated by this Fourth Amendment to (B) Consolidated EBITDA for the twelve month period ending April 30, 2006, does not exceed 5.50:1.00, together with calculations demonstrating the foregoing in form and substance reasonably satisfactory to Administrative Agent, and (ii) no Potential Event of Default or Event of Default has occurred and is continuing.

G.            Solvency Assurances.  On the Fourth Amendment Effective Date, Administrative Agent and Lenders shall have received an Officer’s Certificate of Company dated the Fourth Amendment Effective Date, substantially in the form of Exhibit A annexed hereto and with appropriate attachments, in each case demonstrating that, after giving effect to the consummation of the transactions contemplated by this Fourth Amendment, the First Lien Fourth Amendment and the Holdings Note Documents, (i) Holdings and its Subsidiaries on a consolidated basis will be Solvent and (ii) Company and its Subsidiaries on a consolidated basis will be Solvent.

H.            Completion of Proceedings.  All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent, acting on behalf of Lenders, and its counsel shall be satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

I.                Fees and Expenses.  Administrative Agent shall have received all of Administrative Agent’s reasonable costs and expenses as described in subsection 10.2 of the Credit Agreement incurred by Administrative Agent (including, without limitation, the reasonable fees and disbursements of O’Melveny & Myers LLP) in connection with this Amendment and the documents and transactions related hereto, and any fees separately agreed upon between Company and Administrative Agent.

J.             No Material Adverse Effect; No Default.  Since December 31, 2005, there shall not have occurred (i) a material adverse effect upon the business, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects of Holdings, Company and its subsidiaries, taken as a whole or (ii) a material adverse effect on the ability of Holdings, Company or any of its subsidiaries executing a Loan Document to perform, or of Administrative Agent or any Lender to enforce, the obligations under the Loan Documents.  No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by this Fourth Amendment that would constitute an Event of Default or a Potential Event of Default.

K.            Notification of Execution.  Receipt by Administrative Agent and Company of written or telephonic notice that Company, Holdings, the Requisite Lenders (including Lenders providing 2006 Additional Term Loan Commitments aggregating $88,000,000) and each of the Credit Support Parties has executed this Amendment and authorized its delivery.

SECTION 5.                                                    MISCELLANEOUS

A.            Reference to and Effect on the Credit Agreement and the Other Loan Documents.

(i)            On and after the effective date of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement as amended hereby.

(ii)           Except as specifically amended by this Amendment, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

(iii)          The execution, delivery and performance of this Amendment shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of Administrative Agent or any Lender under the Credit Agreement or any of the other Loan Documents.

B.            Headings.  Section and subsection headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.

C.            Name Change.  Lenders hereby waive compliance with the provisions of Section 6(b) of the Security Agreement, to the extent and only to the extent of its requirement of 30 days’ prior written notice requirement of the Company’s name change from “MD Beauty, Inc.” to “Bare Escentuals Beauty, Inc.”

D.            Intercreditor Agreement.  Lenders hereby authorize Administrative Agent to enter into the Acknowledgement of Intercreditor Agreement with BNP Paribas, as administrative agent under the First Lien Credit Agreement and Company.

E.             Applicable Law.  THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

F.             Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

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                                IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

COMPANY:
BARE ESCENTUALS BEAUTY, INC.

	By:	/s/ Leslie A. Blodgett
	Name:	Leslie A Blodgett
	Title:	President, Chief Executive Officer and Secretary

HOLDINGS:
BARE ESCENTUALS, INC.

	By:	/s/ Leslie A. Blodgett
	Name:	Leslie A Blodgett
	Title:	Chief Executive Officer

CREDIT SUPPORT PARTIES:
(for purposes of Section 3)	BIOCEUTIX INC.
ID DIRECT, INC.
MD BEAUTY SALES, INC.

	By:	/s/ Leslie A. Blodgett
	Name:	Leslie A Blodgett
	Title:	President, Chief Executive Officer and Secretary

LENDERS:	BNP PARIBAS,
individually and as Administrative Agent

	By:	/s/ Amy Kirschner
	Name:	AMY KIRSCHNER
	Title:	DIRECTOR

	By:	/s/ Cecile Scherer
	Name:	CECILE SCHERER
	Title:	Director Merchant Banking Group